July 11, 2012

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of Anglesea Enterprises Inc , Inc. on Form S-1/A of our audit report, dated January 12, 2012 relating to the accompanying balance sheet as of September 30, 2011 and the related statements of operations, stockholders’ equity, and cash flows from inception (February 8, 2011) to September 30, 2011, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement S-1 and this Prospectus.

De Joya Griffith & Company, LLC

/s/ De Joya Griffith & Company, LLC

Henderson, NV

July 11, 2012